Exhibit 99.1

For Immediate Release

VERI-TEK INTERNATIONAL, CORP. ENTERED INTO A SECURITIES PURCHASE AGREEMENT WITH CERTAIN INSTITUTIONAL INVESTORS

BRIDGEVIEW, IL. August 30, 2007 – Veri-Tek International, Corp. (AMEX: VCC) (“Veri-Tek” or the “Company”) announced today that it has entered into a Securities Purchase Agreement with certain institutional investors pursuant to which the Company agreed to issue 1.5 million shares of common stock at $6.00 per share, resulting in $9.0 million in gross proceeds to the Company. The proceeds from the sale will be used to reduce a portion of the Company’s debt.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements. The Company has agreed to file a registration statement covering resales by the investors of the common stock.

This press release does not constitute an offer of any securities for sale.

About Veri-Tek International, Corp.

Veri-Tek International, Corp. is a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. The Manitex Liftking subsidiary, which includes the Noble forklift product line, manufactures and sells a complete line of rough terrain forklifts and special mission oriented vehicles, as well as other specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications.

Forward-Looking Statement:

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains forward-looking information based on the Company’s current expectations, including statements relating to the Company’s private placement of common stock. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the Company’s control, include among others: the closing of the Company’s private placement of its common stock and other factors, risks, and uncertainties more specifically set forth in the Company’s filings with the Securities and Exchange Commission. Actual events or the actual factual results of the Company’s private placement may differ materially from any forward-looking statements due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements included in this release to reflect any changes in the Company’s expectations with regard thereto or any changes in events, conditions, or circumstances on which such statements are based.

Company Contact

Veri-Tek International, Corp.	Hayden Communications

David Langevin	Peter Seltzberg or Brett Maas

Chief Executive Officer	Investor Relations

(708) 237-2060	(646) 415-8972

djlangevin@manitex.com	peter@haydenir.com

2